Exhibit 4.1

TERMINATION AGREEMENT

TERMINATION AGREEMENT dated as of June 30, 2008 among CL&P RECEIVABLES CORPORATION, a Connecticut corporation (the "Seller"), CAFCO, LLC (the "Investor"), CITIBANK, N.A. (the "Bank"), CITICORP NORTH AMERICA, INC., as Agent (the "Agent") and THE CONNECTICUT LIGHT AND POWER COMPANY, as the Collection Agent (the "Collection Agent") and Originator (the "Originator").

PRELIMINARY STATEMENTS.

(A) The Seller, the Investor, the Bank, the Agent, and the Collection Agent and Originator are parties to an Amended and Restated Receivables Purchase and Sale Agreement dated as of March 30, 2001, as amended (the "RPA"). Terms not defined herein are used as defined in the RPA.

(B) The Seller desires (a) to make payment in full of all amounts due to the Agent, the Bank, the Investor and any other Person pursuant to the RPA, (b) to obtain UCC-3 termination statements in respect of each UCC-1 financing statement naming the Seller as debtor and filed in connection with the RPA (the "UCC-3 Statements"), and (c) to terminate the RPA.

NOW, THEREFORE, the parties hereto hereby acknowledge and agree as follows:

1. The parties hereby acknowledge there is not currently any outstanding Capital or Yield or any Receivable Interest under the RPA. The parties agree that on the Facility Termination Date, being the date hereof, the Seller shall pay to the Agent accrued but unpaid fees and all other amounts payable to the Agent, the Investor or the Bank under the RPA, in each case as set forth in Schedule I hereto. All amounts set forth in Schedule I shall be paid to the Agent no later than 12:00 noon (New York City time) on the Facility Termination Date, and shall be made in immediately available funds in U.S. Dollars by wire transfer to the Agent’s account.  This Agreement shall not be effective unless all such amounts are so received prior to such time.

2. Upon the Facility Termination Date, as provided in Section 1 above, the Purchase Limit and the Bank Commitment are each hereby terminated and the Agent, the Investor and the Bank hereby release as of the Facility Termination Date any and all security interests, liens or other encumbrances they may have in or to the Receivables or otherwise under the RPA, in each case without recourse to or representations or warranties of any kind by the Agent, the Investor or the Bank.

3. Upon the Facility Termination Date, as provided in Section 1 above, the RPA is terminated; provided, however, that, as contemplated by the RPA, the rights and remedies and provisions of the RPA referred to in Section 11.04(b) of the RPA shall survive such termination; and provided, further, that the Seller and the Collection Agent shall continue to be obligated to the Agent, the Investor and the Bank with respect to amounts constituting payments made in respect of the Seller's or the Collection Agent's respective liabilities and obligations under the RPA and the other Transaction Documents that are rescinded for any reason or must be otherwise restored by the Agent, the Investor or the Bank, whether as a result of any proceedings in bankruptcy or reorganization or otherwise

(and each of the Seller and the Collection Agent agrees that in any such case such liabilities or obligations shall be automatically reinstated).

4. The Seller further agrees to indemnify and hold harmless the Agent, the Investor and the Bank (each an "Indemnified Party") from and against any and all damages, losses, claims, liabilities and related costs and expenses including, without limitation, the reasonable fees and disbursements of counsel (all of the foregoing being collectively referred to as "Indemnified Amounts"), growing out of or resulting from this Agreement and any other documents delivered hereunder, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, or (b) any income taxes incurred by such Indemnified Party arising out of or as a result of this Agreement and any other documents delivered hereunder. The Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery and administration of this Agreement and any other documents to be delivered hereunder including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, the Investor and the Bank with respect thereto and with respect to advising the Agent, the Investor and the Bank as to the rights and remedies of each under this Agreement, and all reasonable costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement and any other documents to be delivered hereunder.

5. The Agent agrees to execute and deliver such further documents and do such further acts as the Seller from time to time may reasonably request for the purpose of further evidencing, confirming, recording or otherwise documenting the termination contemplated by this Agreement, including delivering the UCC-3 Statements, subject to the Seller's payment on demand by the Agent and in full of the costs and expenses (including reasonable counsel fees and disbursements) of the Agent in connection therewith; provided, however, that no such party shall be required to take any action which exposes the Agent, the Investor or the Bank to liability or which is contrary to this Agreement or applicable law.

6. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or by electronic mail in Portable Document Format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

7. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

In witness whereof, the undersigned parties have caused this Agreement to be duly executed by their authorized officers thereunto duly authorized as of the date first above written.

CL&P Receivables Corporation

By:	/s/ Randy A. Shoop
Name: Randy A. Shoop
Title: Vice President and Treasurer

CAFCO, LLC

By:	CitiCorp North America, Inc.
as Attorney in fact

	By:	/s/ Eric Ripoli
Name: Eric Ripoli
Title: Vice President

Citibank, N.A.

By:	/s/ Eric Ripoli
Name: Eric Ripoli
Title: Vice President

Citicorp North America, Inc.

By:	/s/ Eric Ripoli
Name: Eric Ripoli
Title: Vice President

The Connecticut Light and Power Company

By:	/s/ Randy A. Shoop
Name: Randy A. Shoop
Title: Vice President and Treasurer